Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Adds Second Rig in Wolfberry Oil Play, Spuds Haynesville Shale Well and Reaffirms Production Guidance

Natchez, MS (June 8, 2010)—Callon Petroleum Company (NYSE: CPE) today provided an update on its onshore drilling activity in the Permian Basin and Haynesville Shale, and reaffirmed its production guidance for the second quarter and full-year 2010.

“Our team continues to focus on executing our operating plan to build visible, long-term production and reserve growth by reinvesting the cash flow from our deepwater Gulf of Mexico fields into our onshore conventional oil and shale gas projects,” explains Fred Callon, Chairman and CEO.

“We are excited about the long-term growth potential of our Wolfberry oil development program in the Permian Basin,” Callon comments. “The early results of our Wolfberry drilling program are very encouraging and, as a result, we have contracted a second rig to accelerate drilling.  The second rig is expected to be on location in early July. Our current acreage position provides the company with an estimated five-year drilling program in the Wolfberry oil play.”

Last week the company commenced drilling operations at its first Haynesville Shale well location in northern Louisiana. “We are optimistic about the potential increases in our proved reserves from our Haynesville acreage position,” Callon adds.

Onshore – Permian Basin (Wolfberry Oil). Callon plans to drill 26 gross (24 net) wells as part of the company’s 2010 drilling program in the Wolfberry oil play in the Permian Basin of West Texas.

Since Callon began drilling in February 2010, the company has drilled and completed four wells, two of which are currently producing and the other two are flowing back hydraulic fracturing fluid as part of post-completion clean-up operations. In addition, one well is in the process of being completed and one well is currently being drilled.  To date, both well costs and performance have met expectations, with peak oil rates at greater than 100 barrels of oil per day following clean-up.

The company has one rig currently running in the play and has contracted for a second rig, which is expected to begin drilling operations on July 1, 2010.

Onshore – Shale Gas (Haynesville Shale). Callon spud the George R. Mills 1-1 well on June 4, 2010, the company’s first well in its North Louisiana Haynesville Shale leasehold position. The well is located in T16N-R11W, Section 1 in Bossier Parish, Louisiana. Callon acquired a 70% operated interest in the unit in the fourth quarter of 2009.

Callon’s full development plan for the unit contemplates a total of seven horizontal wells to be drilled from two pads. The company is planning to drill and complete the George R. Mills 1-1 and then defer additional drilling activity until the natural gas price environment improves.

U.S. Gulf of Mexico. Callon’s U.S. Gulf of Mexico (GOM) assets are located in the deepwater region and shallow waters of the outer continental shelf.  To date, the oil spill related to an incident at the BP operated Macondo well has not impacted any of Callon’s offshore operations or production.  The company will continue to diligently monitor the situation with its operating partners and authorities.

Production Guidance Reaffirmed. The company reaffirmed production guidance for the second quarter and full-year 2010, previously announced on May 6, 2010. Production for the second quarter is expected to range between 25 and 28 million cubic feet of natural gas equivalent per day.

2010 Projected Capital Spending.  Callon’s 2010 drilling capital budget of $45.6 million is unchanged from previously announced guidance. The company plans to invest $42.9 million, or 94% of the total capital budget, to drill new wells in Callon’s onshore plays. Approximately $33.9 million is targeted for the Permian Basin Wolfberry oil play and $9.0 million is allocated to the George R. Mills 1-1 well in the Haynesville Shale. The remaining $2.7 million is earmarked for maintenance operations in the company’s GOM fields.

Liquidity.  At this time Callon has available cash of approximately $35 million with no borrowings outstanding on its $100 million revolving credit agreement with Regions Bank. The facility currently has a borrowing base of $20 million and is secured by the company’s oil and gas assets.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding the number of wells we may drill, the results of those wells and other statements using the words believe, project, expect and similar words.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are the availability of drilling rigs, our ability to secure required drilling permits and satisfy other regulatory requirements, governmental regulation, the success of the wells we drill, and operation hazards such as blow-outs.  These and other relevant risks are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.